UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Bottomline Technologies (de), Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Notice of Annual Meeting of Stockholders

To be held on November 16, 2006

To the stockholders of Bottomline Technologies (de), Inc.:

The annual meeting of stockholders of Bottomline Technologies (de), Inc., a Delaware corporation, will be held on Thursday, November 16, 2006 at 3:00 p.m., local time, at the corporate offices of Bottomline Technologies (de), Inc., at 325 Corporate Drive, Portsmouth, New Hampshire 03801, for the purpose of considering and voting upon the following matters:

1.	To elect three Class II directors for the ensuing three years;

2.	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the current fiscal year; and

3.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our board of directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our annual report to stockholders for the fiscal year ended June 30, 2006 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on September 28, 2006 are entitled to receive this notice and to vote at the annual meeting.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

By order of the Board of Directors,

/s/ Daniel M. McGurl
Daniel M. McGurl
Chairman of the Board of Directors

October 19, 2006

Portsmouth, New Hampshire

BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Proxy Statement

For the Annual Meeting of Stockholders

To be held on November 16, 2006

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on Thursday, November 16, 2006 at 3:00 p.m., local time, at the corporate offices of Bottomline Technologies (de), Inc., at 325 Corporate Drive, Portsmouth, New Hampshire 03801, including any postponements or adjournments thereof.

The notice of the annual meeting, this proxy statement, our annual report to stockholders for the fiscal year ended June 30, 2006, which we sometimes refer to as “fiscal 2006,” and the enclosed proxy are first being mailed to stockholders on or about October 19, 2006.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If a proxy card does not specify how the proxy is to be voted with respect to a particular matter, the shares will be voted “FOR” approval of the matter.

A proxy may be revoked before it is used to cast a vote. To revoke a proxy, a stockholder must:

•	file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote; or

•	attend the annual meeting and vote in person. Attendance at the annual meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Stockholders Entitled to Vote

Our board of directors has fixed September 28, 2006 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On September 28, 2006, there were 24,241,342 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Votes Required

The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting.

If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the annual meeting, the shares cannot be voted by the broker, although they will be counted in determining whether a quorum is present. Accordingly, broker non-votes and abstentions would have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of votes cast or shares voting on that matter.

The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for the election of the Class II directors. The affirmative vote of the holders of shares representing at least a majority of the stock present or represented and voting on the matter is required for the ratification of our registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 31, 2006, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of the “named executive officers,” as described in the Summary Compensation Table below, (c) each director and director nominee of the company, and (d) the directors and executive officers of the company as a group. The address of each of our directors, except William O. Grabe, and named executive officers is c/o Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. The address of William O. Grabe is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the “SEC,” and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days of August 31, 2006 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding the options and/or warrants, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as indicated by footnote, we believe that the persons and entities named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned			Options and/or Warrants Included in Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent	Number
5% Stockholders
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,734,600	(1)	11.4%	—
Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	2,549,946	(2)	10.7%	—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,483,221	(3)	10.4%	—
Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, DE 19807	1,475,670	(4)	6.2%	—

	Shares Beneficially Owned			Options and/or Warrants Included in Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent	Number
RS Investment Management Co. LLC 388 Market Street, Suite 1700 San Francisco, CA 94111	1,273,360	(5)	5.3%	—

Executive Officers and Directors
Joseph L. Mullen	708,031	(6)	2.9%	418,125
Robert A. Eberle	470,255	(7)	1.9%	327,877
Peter S. Fortune	194,441	(8)	*	76,875
Kevin M. Donovan	137,020	(9)	*	115,281
Joseph L. Barry, Jr.	218,175	(10)	*	75,000
John W. Barter	29,250	(11)	*	26,250
Michael J. Curran(12)	—		—	—
William O. Grabe	33,000	(13)	*	30,000
Jeffrey C. Leathe	3,750		*	3,750
James L. Loomis	581,250	(14)	2.4%	37,500
Daniel M. McGurl	333,783	(15)	1.4%	98,005
James W. Zilinski	100,000	(16)	*	75,000
All executive officers and directors as a group (11 persons)(12)	2,808,955		11.1%	1,283,663

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 2,734,600 shares, which are held of record by clients of Wellington Management Company, LLP. Wellington Management Company, LLP shares voting power with respect to 1,518,000 of the shares and shares dispositive power with respect to 2,695,000 of the shares. This information is based on an Amendment No. 1 to Schedule 13G filed by Wellington Management Company, LLP with the SEC on June 12, 2006.
(2)	Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) shares voting and dispositive power over the shares. Master Value Opportunities Trust shares voting and dispositive power over 2,007,346 of the shares. This information is based on a Schedule 13G filed by Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) with the SEC on August 4, 2006.
(3)	T. Rowe Price Associates, Inc. holds sole voting power over 472,300 of the shares and sole dispositive power over all 2,483,221 shares. This information is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on June 9, 2006.
(4)	This information is based on a Schedule 13G filed by Ashford Capital Management, Inc. with the SEC on February 13, 2006.
(5)	RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht share voting and dispositive power with respect to the shares. This information is based on a Schedule 13G filed by RS Investment Management Co. LLC with the SEC on February 10, 2006.
(6)	289,906 shares held by Mr. Mullen includes shares granted as restricted stock, of which 138,750 are unvested as of August 31, 2006.
(7)	142,378 shares held by Mr. Eberle includes shares granted as restricted stock, of which 126,000 are unvested as of August 31, 2006.
(8)	117,566 shares held by Mr. Fortune includes shares granted as restricted stock, of which 102,000 are unvested as of August 31, 2006.
(9)	21,739 shares held by Mr. Donovan includes 12,000 shares granted as restricted stock, of which none are vested as of August 31, 2006.
(10)	143,175 shares held by Mr. Barry includes 3,000 shares granted as restricted stock, of which none are vested as of August 31, 2006.

(11)	3,000 shares held by Mr. Barter were granted as restricted stock, of which none are vested as of August 31, 2006.
(12)	Michael J. Curran is a nominee for election as a Class II director at the 2006 annual meeting of stockholders and is not currently a director of Bottomline. As such, the information, as of August 31, 2006, regarding the beneficial ownership of shares of our common stock by directors and executive officers of the company as a group does not include Mr. Curran.
(13)	3,000 shares held by Mr. Grabe were granted as restricted stock, of which none are vested as of August 31, 2006.
(14)	543,750 shares held by Mr. Loomis includes 3,000 shares granted as restricted stock, of which none are vested as of August 31, 2006.
(15)	3,000 shares held by Mr. McGurl were granted as restricted stock, of which none are vested as of August 31, 2006. In addition, 232,778 of the shares are held by the McGurl Family Limited Partnership. Mr. McGurl disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(16)	25,000 shares held by Mr. Zilinski includes 3,000 shares granted as restricted stock, of which none are vested as of August 31, 2006.

PROPOSAL I—ELECTION OF CLASS II DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Mr. Joseph L. Mullen, Mr. William O. Grabe and Mr. James W. Zilinski are currently serving as Class II directors. We have not nominated Mr. Grabe for reelection to the board of directors at the 2006 annual meeting of stockholders. We have nominated Mr. Michael J. Curran for election as a Class II director at the 2006 annual meeting of stockholders. The Class II directors elected this year will serve as members of our board of directors until the 2009 annual meeting of stockholders, or until their respective successors are elected and qualified. Proxies can not be voted cumulatively.

The persons named in the enclosed proxy will vote to re-elect Mr. Mullen and Mr. Zilinski and to elect Mr. Curran as Class II directors unless the proxy is marked otherwise. Mr. Mullen, Mr. Zilinski and Mr. Curran have indicated their willingness to serve on our board of directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that Mr. Mullen, Mr. Zilinski or Mr. Curran would be unable to serve if elected.

Set forth below for each director, other than Mr. Grabe, including the Class II director nominees, is information as of August 31, 2006 with respect to his (a) name and age, (b) positions and offices at the company, (c) principal occupation and business experience during at least the past five years, (d) directorships, if any, of other publicly held companies and (e) the year such person became a director of the company.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class II directors (terms expiring in 2006)

Joseph L. Mullen	54	1996	Mr. Mullen has served as Chief Executive Officer of Bottomline since August 2002. From September 2000 to August 2004, Mr. Mullen served as President of Bottomline, and from September 2000 to April 2001, Mr. Mullen also served as Chief Operating Officer of Bottomline.

James W. Zilinski	62	1994	From July 1995 until his retirement in December 2004, Mr. Zilinski served as President and Chief Executive Officer of Berkshire Life Insurance Company of America and as a director of its subsidiary, Berkshire Securities Corp.†*#

Michael J. Curran	51	Nominated for election at 2006 annual meeting of stockholders

From March 1995 until his retirement in April 2006, Mr. Curran served as Executive Vice President Global

Treasury Services of Bank of America. From August 1993 to March 1995, Mr. Curran served as a Senior Vice President of FleetBoston Financial Corporation, a Bank of America predecessor company.

Class III directors (terms expiring in 2007)

Daniel M. McGurl	70	1989	Mr. McGurl co-founded Bottomline in May 1989, and has served as Chairman of the Board of Directors of Bottomline since May 1989. From May 1989 to August 2002, Mr. McGurl also served as Chief Executive Officer of Bottomline, and from May 1989 to September 2000, Mr. McGurl also served as President of Bottomline.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

James L. Loomis	56	1989	Mr. Loomis co-founded Bottomline in May 1989. From August 1998 until his retirement in September 2000, Mr. Loomis served as Senior Executive Advisor of Bottomline.

John W. Barter	59	2002	Mr. Barter is a private investor. From January 2000 to May 2001, Mr. Barter served as Chief Financial Officer of Kestrel Solutions, Inc., an optical networking company. Kestrel filed a voluntary petition for bankruptcy protection in October 2002. Mr. Barter is also a director of BMC Software, Inc., a developer of enterprise management software, SRA International, Inc., a provider of information technology services, and Lenovo Group Limited, a computer manufacturer.

Class I directors (terms expiring in 2008)

Joseph L. Barry, Jr.	73	1990	Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products, and since 1978, as co-chairman of New England Teamsters Pension Fund. Mr. Barry is also a director of Heritage Property Investment Trust, Inc., a real estate investment trust.†*#

Robert A. Eberle	45	2000	Mr. Eberle has served as President since August 2004, and as Chief Operating Officer of Bottomline since April 2001. From September 1998 to August 2004, Mr. Eberle also served as Chief Financial Officer of Bottomline, and from September 1998 to May 2001, Mr. Eberle also served as Treasurer of Bottomline.

Jeffrey C. Leathe	50	2005	Mr. Leathe has served as the principal of Leathe & Associates, LLC, a private investment advisory firm since November 2004. Mr. Leathe has also served as the President of Pelican Life Sciences, a manufacturer of life science research products, since November 2005. From July 2003 to October 2004, Mr. Leathe served as Vice President of Harvest Capital Management, a private investment advisory firm. From 1990 to 2003, Mr. Leathe served as Executive Vice President, Chief Financial Officer and Treasurer of Apogent Technologies, a manufacturer of healthcare and life sciences research products.*

†	Member of compensation committee.
#	Member of nominations and corporate governance committee.
*	Member of audit committee.

Director Compensation

Our non-employee directors historically received stock options under our 1998 Director Stock Option Plan, or 1998 Director Plan. The 1998 Director Plan provides that each non-employee director will be granted an option to purchase 15,000 shares of our common stock on the date of his or her initial election to our board of directors, which will vest ratably over four years on each anniversary of the date of grant. In addition, the 1998 Director Plan provides that each non-employee director, other than a director initially elected to the board of directors at the annual meeting of stockholders or at any time after the prior year’s annual meeting, will receive an option to purchase 7,500 shares of our common stock on the date of each annual meeting of stockholders. Such options vest annually upon the earlier of one year from the date of grant or the date immediately preceding the next annual meeting of stockholders, so long as the director remains a director of Bottomline. Options are granted with an exercise price equal to the fair market value determined as of the date of the grant, based on the closing price of a share of our common stock as reported on The NASDAQ Global Market. In fiscal 2006, Mr. Leathe received an option to purchase 15,000 shares of our common stock under the 1998 Director Plan.

On November 17, 2005, our board of directors approved the grant under our 2000 Stock Incentive Plan of restricted stock awards for 3,000 shares of our common stock to each non-employee director on the date of each annual meeting of stockholders (other than a director initially elected to the board of directors at the annual meeting or at any time after the prior year’s annual meeting), beginning with the 2005 annual meeting held on November 17, 2005. The awards, which are made in lieu of the automatic grants of options to purchase 7,500 shares of our common stock provided for in the 1998 Director Plan, vest as to 100% of the shares underlying the awards on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders. In fiscal 2006, Mr. McGurl, Mr. Barry, Mr. Barter, Mr. Grabe, Mr. Loomis and Mr. Zilinski each received a restricted stock award for 3,000 shares of our common stock under the 2000 Stock Incentive Plan.

Our board of directors approved, effective as of February 16, 2006, the grant under our 2000 Stock Incentive Plan of a restricted stock award for 8,000 shares of our common stock to each non-employee director upon his or her initial election to the board of directors. The restricted stock award vests over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each quarter thereafter.

We reimburse our directors for expenses incurred to attend board of directors and committee meetings. In fiscal 2006, each non-employee director received an annual fee of $17,500, payable quarterly in arrears, and a fee of $1,250 for each meeting of the board of directors that the non-employee director attended. Each non-employee director who served as a member of the audit committee, other than the chairperson of such committee, received an annual fee of $3,500. Each non-employee director who served as a member of the compensation committee and each non-employee director who served as a member of the nominations and corporate governance committee, other than the respective chairpersons of such committees, received an annual fee of $1,000. The chairman of the audit committee received an annual fee of $15,000 and the chairman of the compensation committee and the nominations and corporate governance committee each received an annual fee of $2,000. The chairman of our board of directors received an annual fee of $65,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that, except as set forth below, during fiscal 2006, all filings required to be made by our reporting persons were timely made in accordance with the requirements of the Exchange Act: (i) a Form 4 reporting a grant of restricted stock filed by Mr. Donovan and (ii) a Form 4 reporting a stock sale filed by Mr. McGurl.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation for each of the fiscal years indicated for our chief executive officer and each of our three other most highly compensated executive officers who received annual compensation in excess of $100,000 during fiscal 2006, collectively, the “named executive officers.” Mr. Fortune was paid in British Pounds Sterling which was converted to US dollars at exchanges rates of 1.78, 1.86 and 1.74 for fiscal years 2006, 2005 and 2004, respectively, for the presentation below.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation (1)		Restricted Stock Awards ($)		Securities Underlying Options(2)	All Other Compensation
Joseph L. Mullen(3) Chief Executive Officer	2006 2005 2004	$ $ $	295,813 285,796 270,000	$ $ $	117,000 193,960 100,000	$ $ $	— — —	1,465,680 — —	(4)	— 110,000 100,000	$ $ $	14,570 15,245 4,656	(5) (6) (7)

Robert A. Eberle(3) President and Chief Operating Officer	2006 2005 2004	$ $ $	271,250 262,500 250,000	$ $ $	81,000 179,040 90,000	$ $ $	— — —	1,323,840 — —	(8)	— 100,000 80,000	$ $ $	10,788 12,205 4,706	(9) (10) (7)

Peter S. Fortune(3) President of Bottomline Europe	2006 2005 2004	$ $ $	259,352 261,414 235,089	$ $ $	74,258 184,877 102,438	$ $ $	— — —	884,000 — —	(11)	— 80,000 50,000	$ $ $	15,858 20,796 16,905	(12) (13) (14)

Kevin M. Donovan Chief Financial Officer and Treasurer	2006 2005 2004	$ $ $	169,083 159,167 130,000	$ $ $	25,000 29,900 23,500	$ $ $	— — —	156,000 — —	(15)	— 35,000 23,500	$ $ $	4,750 5,079 3,625	(7) (7) (7)

(1)	In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the fiscal year indicated.
(2)	Consists of the number of shares covered by stock options to purchase shares of our common stock granted during the fiscal year indicated.
(3)	In August 2004, Mr. Eberle, then serving as Chief Financial Officer and Chief Operating Officer assumed the position of President. Mr. Mullen continues to serve as Chief Executive Officer. On August 24, 2006, our board of directors approved an executive succession plan pursuant to which Mr. Eberle would be appointed as Chief Executive Officer and President and Mr. Fortune would be appointed as Chief Operating Officer and President of Bottomline Europe, effective November 16, 2006, the date of our annual meeting of stockholders. Mr. Mullen would transition from the role of Chief Executive Officer and would assume the role of Vice Chairman of the Board until May 2007, when he would become Chairman of the Board, a position currently held by Daniel M. McGurl. Mr. McGurl would continue to serve on our board.
(4)	On August 25, 2005, Mr. Mullen was awarded 93,000 shares of restricted common stock. The amount in the table is calculated by multiplying the closing price of a share of our common stock on August 25, 2005, $15.76, by the number of shares of restricted stock awarded. The value of these shares of restricted stock as of June 30, 2006, based on the closing price of a share of our common stock on June 30, 2006, $8.14, was $757,020. These shares are entitled to receive dividends, if any are paid to holders of our common stock. The restricted stock award vests over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each three months thereafter.
(5)	Consists of a $5,325 contribution made on behalf of Mr. Mullen to our 401(k) plan and $9,245 in disability insurance premiums paid on behalf of Mr. Mullen.

(6)	Consists of a $6,000 contribution made on behalf of Mr. Mullen to our 401(k) plan and $9,245 in disability insurance premiums paid on behalf of Mr. Mullen.
(7)	Consists of a contribution made on behalf of such officer in our 401(k) plan.
(8)	On August 25, 2005, Mr. Eberle was awarded 84,000 shares of restricted common stock. The amount in the table is calculated by multiplying the closing price of a share of our common stock on August 25, 2005, $15.76, by the number of shares of restricted stock awarded. The value of these shares of restricted stock as of June 30, 2006, based on the closing price of a share of our common stock on June 30, 2006, $8.14, was $683,760. These shares are entitled to receive dividends, if any are paid to holders of our common stock. The restricted stock award vests over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each three months thereafter.
(9)	Consists of a $4,908 contribution made on behalf of Mr. Eberle to our 401(k) plan and $5,880 in disability insurance premiums paid on behalf of Mr. Eberle.
(10)	Consists of a $6,325 contribution made on behalf of Mr. Eberle to our 401(k) plan and $5,880 in disability insurance premiums paid on behalf of Mr. Eberle.
(11)	On December 2, 2005, Mr. Fortune was awarded 68,000 shares of restricted common stock. The amount in the table is calculated by multiplying the closing price of a share of our common stock on December 2, 2005, $13.00, by the number of shares of restricted stock awarded. The value of these shares of restricted stock as of June 30, 2006, based on the closing price of a share of our common stock on June 30, 2006, $8.14, was $553,520. These shares are entitled to receive dividends, if any are paid to holders of our common stock. The restricted stock award vests as to 25% of the shares on August 25, 2006 and an additional 6.25% of the shares vesting each three months thereafter.
(12)	Consists of a $12,325 contribution made on behalf of Mr. Fortune in our United Kingdom group pension plan and $3,533 in health and life insurance premiums paid on behalf of Mr. Fortune.
(13)	Consists of a $16,243 contribution made on behalf of Mr. Fortune in our United Kingdom group pension plan and $4,553 in health and life insurance premiums paid on behalf of Mr. Fortune.
(14)	Consists of a $13,971 contribution made on behalf of Mr. Fortune in our United Kingdom group pension plan and $2,934 in health and life insurance premiums paid on behalf of Mr. Fortune.
(15)	On December 2, 2005, Mr. Donovan was awarded 12,000 shares of restricted common stock. The amount in the table is calculated by multiplying the closing price of a share of our common stock on December 2, 2005, $13.00, by the number of shares of restricted stock awarded. The value of these shares of restricted stock as of June 30, 2006, based on the closing price of a share of our common stock on June 30, 2006, $8.14, was $97,680. These shares are entitled to receive dividends, if any are paid to holders of our common stock. The restricted stock award vests over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each three months thereafter.

Stock Options

We did not grant any stock options to purchase shares of our common stock to any of our named executive officers during fiscal 2006.

Option Exercises and Fiscal Year-End Option Values

The following table sets forth information for each of the named executive officers with respect to the exercise of options, if any, to purchase shares of our common stock during fiscal 2006 and the number and value of options outstanding as of June 30, 2006.

Aggregated Option Exercises in Fiscal Year 2006 and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at June 30, 2006		Value of Unexercised In-the-Money Options at June 30, 2006(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph L. Mullen	35,000	$452,000	406,251	148,749	$157,427	$51,073
Robert A. Eberle	74,000	$517,817	318,503	127,499	$14,653	$39,723
Peter S. Fortune	20,187	$141,038	62,500	92,500	$25,913	$25,913
Kevin M. Donovan	—	$—	111,094	39,656	$121,788	$10,613

(1)	Based on the aggregate fair market value of the underlying shares of our common stock on June 30, 2006, using the closing price, $8.14, of a share of our common stock, as reported on The NASDAQ Global Market on that date, less the aggregate exercise price.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2006:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	4,409,935	(3)	$12.19	3,420,305	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	4,409,935		$12.19	3,420,305

(1)	This table excludes 6,000 shares of common stock issuable upon exercise of outstanding options assumed by us in connection with our acquisition of Flashpoint, Inc. in August 2000. The weighted average exercise price of the excluded options as of June 30, 2006, was $26.84.
(2)	Consists of the following equity compensation plans: the Amended and Restated 1989 Stock Incentive Plan, the Amended and Restated 1997 Stock Incentive Plan, the 1998 Director Plan, the 1998 Employee Stock Purchase Plan (the “1998 ESPP”), the 2000 Employee Stock Purchase Plan, as amended (the “2000 ESPP”), and the 2000 Stock Incentive Plan. Shares of common stock are available for issuance only under the 1998 Director Plan, the 1998 ESPP, the 2000 ESPP and the 2000 Stock Incentive Plan.
(3)

Consists of 52,500 shares issuable under the 1998 Director Plan, 687,599 shares issuable under the 1998 ESPP, 864,753 shares issuable under the 2000 ESPP in connection with current and future offering periods under such plan and 1,815,453 shares currently issuable under the 2000 Stock Incentive Plan. In addition, under the 2000 Stock Incentive Plan, the number of shares issuable is automatically increased every July 1 by an amount equal to the lesser of (i) five million shares of common stock, (ii) a number of shares of common stock which, when added to the shares that remain available for grant under the 2000 Stock Incentive Plan, is equal to 12% of the outstanding shares on such date, and (iii) an amount determined by our board of directors. The 2000 Stock Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options and restricted stock to our employees, officers, directors, consultants and advisors.

Report of the Compensation Committee on Executive Compensation

This report is submitted by the compensation committee of our board of directors, which is responsible for making recommendations concerning salary and incentive compensation for our executive officers, and administering and granting awards under our equity plans to our executive officers. In addition, the compensation committee consults with our management regarding pension and other benefit plans and our compensation policies and practices. The compensation committee believes that Bottomline’s executive compensation program provides an overall level of compensation that is comparable to other companies within its industry and among companies of comparable size and complexity.

General Compensation Policy

The compensation committee seeks to achieve the following three broad goals in connection with our executive compensation program:

•	enable Bottomline to attract and retain qualified executives,

•	create a performance-oriented environment by rewarding executives for the achievement of Bottomline’s business objectives and/or in an individual executive’s particular area of responsibility and

•	provide executives with equity incentives in Bottomline so as to link a portion of the executive’s compensation with the performance of Bottomline’s common stock.

Components of Compensation

To achieve these goals, the executive compensation program consists principally of the following three elements:

•	base salary,

•	cash bonuses and

•	stock-based incentives in the form of participation in Bottomline’s equity plans.

General Factors for Establishing Compensation

The compensation committee reviews the executive compensation of industry peers with which Bottomline competes for employees to compare the competitiveness of Bottomline’s executive compensation packages. In addition to reviewing industry compensation levels, the compensation committee also subjectively considers a number of other factors in establishing the components of each executive officer’s compensation package, as summarized below.

Base Salary

Salaries for executive officers, including the chief executive officer, are generally subjectively determined on an individual basis by evaluating the following:

•	the executive’s scope of responsibility, performance, prior employment experience and salary history,

•	Bottomline’s execution against its business strategy,

•	Bottomline’s financial performance, including increases in its revenues and profits, if any, and

•	internal consistency within Bottomline’s salary structure.

Incentive Compensation

The compensation committee considers payment of quarterly cash bonuses as part of the compensation packages of Bottomline’s executive officers. Certain specified levels of company financial and operational performance must be achieved before any such bonuses can be earned by executive officers. In general, the compensation committee has tied potential bonus compensation to performance factors, including the executive officer’s efforts and contributions towards obtaining Bottomline’s objectives and overall growth. In determining the aggregate amounts of the cash bonuses to be paid to executive officers in fiscal 2006, including the current chief executive officer, the compensation committee established specific revenue and profit targets. Cash bonuses are based on a percentage of base compensation and are intended to be measured and paid quarterly, with an opportunity for review of the overall bonus at year end. Determination regarding the bonuses is at the discretion of the compensation committee.

Long-term Incentive Compensation

Stock options, and more recently restricted stock, are elements of the compensation packages of Bottomline’s executive officers, including the chief executive officer, because we believe they provide an incentive to executives to maximize stockholder value. The compensation committee believes that it is to Bottomline’s advantage to increase executive officers’ interest in Bottomline’s future performance, as these employees share the primary responsibility for Bottomline’s management and growth. In order to promote a longer term management focus and to provide incentive for continued employment with Bottomline, stock option and restricted stock grants generally vest over a four year period, with the exercise price (in the case of stock options) being equal to 100% of the fair market value of Bottomline’s common stock on the date of grant.

The size of the option or restricted stock grant made to each executive officer is subjectively determined after consideration of the following factors:

•	an evaluation of the executive’s past performance,

•	the total compensation being paid to the executive,

•	the anticipated value of the executive’s contribution to Bottomline’s future performance,

•	the executive’s scope of responsibility,

•	the executive’s current position with Bottomline,

•	the number of options or restricted stock awarded to the executive officer during previous fiscal years and

•	comparability with option or restricted stock grants made to other Bottomline executives.

In fiscal 2006, the compensation committee authorized restricted stock grants under our 2000 Stock Incentive Plan for an aggregate of 257,000 shares of common stock to Mr. Mullen, Mr. Eberle, Mr. Fortune and Mr. Donovan. The compensation committee intends to continue to consider the use of restricted stock grants to replace or supplement the use of stock options as equity incentives, in light of the reduced dilution to shareholders that can be achieved through restricted stock grants, and the adoption of FAS 123R, which eliminates the material accounting differences in the treatment of stock option and restricted stock grants.

The compensation committee continues to evaluate the appropriate weighting of cash, cash bonus and equity compensation, taking into account the accounting treatment of stock option and restricted stock grants and the aggregate value of the annual compensation for our named executive officers and our chief executive officer.

Chief Executive Officer’s Compensation

Mr. Mullen has served as our chief executive officer since August 2002. We entered into an amended and restated employment agreement with Mr. Mullen in November 2002. Pursuant to the employment agreement, which is more fully described below, Mr. Mullen was paid a base salary of $295,813 for fiscal 2006. The compensation of our chief executive officer is based upon the same elements and measures of performance as is the compensation of Bottomline’s other executive officers. In its determination to approve a cash bonus to Mr. Mullen of $117,000 in fiscal 2006, the compensation committee specifically considered achievement of specific revenue and profit targets established by the committee, with the cash bonus based on a percentage of base compensation.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Based on the compensation awarded to our chief executive officer and our four other most highly compensated executive officers, it does not appear that the Section 162(m) limitation will have a significant impact on Bottomline in the near term. However, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when the committee believes that such payments are appropriate and in the best interests of Bottomline and its stockholders, after taking into account changing business conditions or the officer’s performance. Although the compensation committee considers the impact of Section 162(m) when administering Bottomline’s long-term compensation plans, the committee does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the compensation committee may deem it appropriate at times to forego qualified performance based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible.

By the compensation committee of the board of directors of Bottomline Technologies (de), Inc.

Joseph L. Barry, Jr., Chairman

William O. Grabe

James W. Zilinski

Stock Performance Graph

The stock performance graph above compares the percentage change in cumulative stockholder return on our common stock for the period from June 30, 2001 through June 30, 2006, with the cumulative total return on The NASDAQ Stock Market (U.S.) and the NASDAQ Computer & Data Processing Index.

This graph assumes the investment of $100.00 in our common stock (at the closing price of our common stock on June 30, 2001), The NASDAQ Stock Market (U.S.) and the NASDAQ Computer & Data Processing Index on June 30, 2001, and assumes dividends, if any, are reinvested.

	June 30, 2001	June 30, 2002	June 30, 2003	June 30, 2004	June 30, 2005	June 30, 2006
Bottomline Technologies (de), Inc.	$100.00	$104.61	$149.44	$196.30	$277.22	$150.74
NASDAQ Stock Market (U.S.)	$100.00	$70.34	$78.10	$98.58	$99.24	$105.85
NASDAQ Computer & Data Processing Index	$100.00	$64.83	$68.24	$82.16	$84.94	$89.15

Employment and Other Agreements

Employment Agreements

We entered into an employment agreement with Mr. Mullen as of December 3, 1998 and with Mr. Eberle as of September 30, 1998. Each of these agreements was subsequently amended as of June 1, 2001, amended and restated as of November 21, 2002 and amended as of September 30, 2005. The provisions of each agreement are substantially the same.

The employment agreements with each of Mr. Mullen and Mr. Eberle provide that the term is until the later of November 21, 2008, as renewed, or three years after we experience a change in control; provided however, that each employment agreement automatically renews for successive three-year periods unless the agreement is not renewed by either us or the employee pursuant to written notice, or is sooner terminated in accordance with its terms.

Under each employment agreement, a “change in control” of Bottomline would occur if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities,

•	we are acquired through a merger,

•	we are liquidated or

•	all or substantially all of our assets are sold.

If the employee’s employment is terminated either by the employee as a result of an involuntary termination or by us without cause prior to a potential change in control (each as described below) or the employee’s agreement is not renewed as provided above, then all outstanding options held by the employee would become immediately exercisable in full, all shares of restricted stock would vest in full, and the employee would be entitled to receive a lump sum payment and continuation of benefits for a period of 24 months in the case of Mr. Mullen and for a period of 12 months in the case of Mr. Eberle. In the case of Mr. Mullen, the lump sum payment would equal two times the sum of his then annual salary plus the maximum amount of bonus he was eligible to earn in the then current year. In the case of Mr. Eberle, the lump sum payment would equal the sum of his then annual salary plus the maximum amount of bonus he was eligible to earn in the then current year.

An involuntary termination would occur if an employee’s duties were changed in a manner such that it results in a significant diminution in his position, duties or responsibilities, his base compensation were reduced or he were relocated or if the company was in material breach of the employment agreement.

“Cause” means, prior to a change in control of Bottomline, the discharge of the employee resulting from:

•	a felony conviction,

•	willful and persistent failure to attend to material duties or obligations,

•	the breach of confidentiality, non-competition or similar material obligations by the employee or

•	an act or omission which would constitute a crime involving Bottomline’s property.

The second and third items specified above would not constitute cause after a change in control of Bottomline.

If the employee’s employment is terminated upon or after a potential change in control either by the employee as a result of an involuntary termination or by us without cause, then all outstanding options held by the employee would become immediately exercisable in full, all shares of restricted stock would vest in full, and the employee would be entitled to receive a lump sum payment and continuation of benefits for a period of 24 months. In the case of Mr. Mullen, the lump sum payment would equal three times the sum of his then annual salary plus the maximum amount of bonus he was eligible to earn in the then current year. In the case of Mr. Eberle, the lump sum payment would equal two times the sum of his then annual salary plus the maximum amount of bonus he was eligible to earn in the then current year.

A “potential change in control” of Bottomline would occur if:

•	we enter into an agreement that would cause a change in control,

•	any person publicly announces an intention to take any action which, if consummated, would constitute a change in control or

•	our board of directors adopts a resolution to the effect that, for purposes of the employment agreement, a potential change in control has occurred.

Each of the employment agreements also provides that, in the event of a change in control, we would pay any excise tax which the employee would be liable for under Section 4999 of the Internal Revenue Code as a result of having received the severance benefits, as well as the amount necessary to pay all additional taxes imposed on the respective employee as a result of our payment of the excise tax. Pursuant to their respective employment agreements, in fiscal 2006, Mr. Mullen was paid an annual base salary of $295,813 and Mr. Eberle was paid an annual base salary of $271,250. Based upon the recommendations of the compensation committee, and as more fully described above, in fiscal 2006, Mr. Mullen received a bonus of $117,000 and Mr. Eberle received a bonus of $81,000.

In addition, following termination of employment by us other than for “cause” or by the employee, options granted prior to July 1, 2005 held by each of Mr. Mullen and Mr. Eberle would automatically vest in full and would be exercisable for a period of two years (or the remainder of the option term if less than two years) after the date of termination. However, this automatic vesting of options would not apply to any options granted prior to June 1, 2001 with an exercise price of less than $6.76 per share. Options granted after July 1, 2005 and shares of restricted stock automatically vest in full upon a change in control or appointment of a new chief executive officer other than as a result of the resignation of our current chief executive officer. The executive succession plan approved by our board of directors on August 24, 2006 and previously announced by Bottomline, which is referred to above under “Executive Compensation—Summary Compensation Table,” does not trigger acceleration of vesting of such options or restricted stock.

Service Agreement

We are party to a service agreement with Mr. Fortune dated as of March 11, 1999, which we assumed in connection with our acquisition of Checkpoint Holdings, Ltd., which is now our wholly owned subsidiary, Bottomline Technologies Limited (Bottomline Europe). The service agreement remains in effect, absent incapacity or our termination for cause, until terminated by at least 12 months’ written notice by us or Mr. Fortune. We also have the right to terminate the agreement on less than 12 months’ written notice, but we are required to pay Mr. Fortune his salary and other contractual benefits under the service agreement for the duration of the period for which notice was not given. If the agreement is terminated for incapacity or cause, we are not required to pay Mr. Fortune any compensation other than accrued compensation.

For purposes of Mr. Fortune’s service agreement, “cause” means the discharge of the employee resulting from, among other things:

•	material breach of the terms of the agreement,

•	conviction of a criminal offense which in the reasonable opinion of our board of directors materially or adversely affects Mr. Fortune’s ability to continue as an employee or

•	deliberate discrimination or harassment on grounds on race, sex or disability.

Pursuant to the service agreement, Mr. Fortune was paid an annual base salary of $259,352 in fiscal 2006. In accordance with a bonus plan setting forth certain financial and operational goals, Mr. Fortune received a bonus of $74,258 in fiscal 2006.

Pursuant to the service agreement, Mr. Fortune has agreed not to compete with Bottomline for a period of 12 months after the termination of his employment in any business within the United Kingdom which is competitive with our business and with which Mr. Fortune had been involved with during the 12 months immediately preceding termination. In addition, Mr. Fortune also agreed that during this 12-month period, he would not solicit our customers, potential customers or employees with whom he had dealings during the 12 months immediately preceding termination.

Retention Agreements

We have entered into a retention agreement with Mr. Fortune effective as of October 10, 2005 providing that if Mr. Fortune’s employment is terminated by us without cause after a change in control, then all outstanding options and restricted stock granted after October 10, 2005 held by Mr. Fortune would become immediately vested and exercisable in full. Additionally, Mr. Fortune would be entitled to receive an amount equal to his then annual base salary, continuation of benefits for an additional 12 months and the payments and benefits under his service agreement with us.

If Mr. Fortune’s employment is terminated by Mr. Fortune for good reason within 12 months following a change in control, or if Mr. Fortune’s employment is terminated by us without cause prior to a change in control, then all outstanding options and restricted stock granted after October 10, 2005 held by Mr. Fortune would become immediately vested and exercisable in full and Mr. Fortune would be entitled to the payments and benefits under his service agreement with us.

A “change in control” of Bottomline would occur if:

•	any person becomes the beneficial owner of securities representing 50% or more of the combined voting power of our outstanding securities,

•	we are acquired through a merger,

•	we are liquidated or

•	all or substantially all of our assets are sold.

Through June 30, 2006, we had a retention agreement with Mr. Donovan that had been effective as of February 5, 2004. Under the terms of the agreement, it remained in effect until the earlier of (a) June 30, 2006 if a change in control had not occurred prior to such date, (b) termination of Mr. Donovan’s employment with Bottomline prior to a change in control, (c) 12 months after a change in control occurring prior to June 30, 2006 if Mr. Donovan was still employed by Bottomline as of such date or (d) the fulfillment by Bottomline of the obligations specified in the retention agreement if Mr. Donovan’s employment with Bottomline terminated within 12 months after a change in control occurring prior to June 30, 2006.

A “change in control” of Bottomline would have occurred under the same circumstances noted above for Mr. Fortune.

If Mr. Donovan’s employment had been terminated by us without cause or by Mr. Donovan for good reason within 12 months following a change in control that had occurred prior to June 30, 2006, then all outstanding options held by Mr. Donovan (other than options issued prior to, and at a price lower than the stock price on February 5, 2004) would have become immediately exercisable in full. In addition, Mr. Donovan would have been entitled to the sum of any base salary earned and owed through the date of termination, his base salary for six months prior to the date of termination, 50% of his annual bonus opportunity for the most recently completed fiscal year, a prorated portion of the annual bonus paid or payable to Mr. Donovan for the most recently completed fiscal year through the date of termination and the continuation of benefits for a period of 12 months after the date of termination.

We expect to enter into a new retention agreement with Mr. Donovan during fiscal 2007 on substantially the same terms as his prior agreement, subject to approval by the compensation committee of the board of directors.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the members of the compensation committee of our board of directors were Mr. Barry, Mr. Grabe and Mr. Zilinski. During fiscal 2006, no executive officer of Bottomline served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served as a director or member of our compensation committee.

Certain Relationships and Related Transactions

Pursuant to the terms of a stock purchase agreement dated as of January 8, 2002, between Bottomline and General Atlantic Partners 74, L.P. and its affiliated entities (collectively, “General Atlantic”), we issued and sold to General Atlantic an aggregate of 2,100,000 shares of our common stock for gross proceeds to us of $17,325,000 and Mr. McGurl and Mr. Loomis each sold 300,000 shares of common stock to General Atlantic for gross proceeds to each such person of $2,475,000. Pursuant to the agreement, General Atlantic had the right to designate one person to serve on our board of directors so long as General Atlantic held in the aggregate either (i) at least 5% of the outstanding shares of our common stock or (ii) 30% of the 2,700,000 shares of common stock purchased pursuant to the stock purchase agreement. We agreed to use our reasonable best efforts to have such director nominee elected to our board of directors, including causing officers of Bottomline who hold proxies (unless otherwise directed by the stockholder submitting such proxy) to vote such proxies in favor of the election of the designee. Mr. Grabe, currently a Class II director and a member of the compensation committee and nominations and corporate governance committee of our board of directors, was General Atlantic’s designee. However, as disclosed by General Atlantic in an Amendment No. 9 to Schedule 13D filed with the SEC on November 15, 2005, as of November 14, 2005, General Atlantic no longer held of record any shares of our common stock, and as such, was no longer entitled to designate one person to serve on our board. In July 2005, we completed a follow-on offering of our common stock. General Atlantic sold 1,500,000 shares of common stock in connection with this offering. We did not receive any proceeds for the shares sold by General Atlantic.

Bottomline employs D. Michael McGurl, the son of Daniel M. McGurl, the Chairman of the Board of Directors of Bottomline, as Vice President of Business Development. For fiscal 2006, D. Michael McGurl received a base salary of $97,625, commissions and incentive compensation of $66,505 and a bonus of $6,000. Bottomline employs Robert Mullen, the brother of Joseph L. Mullen, the Chief Executive Officer and a director of Bottomline, as Director, Legal Solutions. For fiscal 2006, Robert Mullen received a base salary of $96,667 and a bonus of $9,250. During fiscal 2006, both D. Michael McGurl and Robert Mullen also received other employment benefits that are standard for Bottomline’s employees.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that Bottomline is managed for the long-term benefit of stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.bottomline.com. Alternatively, you can request a copy of any of these documents by writing to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Board Determination of Independence

Under applicable NASDAQ rules, a director of Bottomline will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Joseph L. Barry, Jr., John W. Barter, William O. Grabe, Jeffrey C. Leathe, James L. Loomis or James W. Zilinski has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market, Inc. Marketplace Rules.

Director Attendance at Annual Meeting of Stockholders

We do not have a written policy with respect to director attendance at annual meetings; however, we do encourage our directors to attend all of our meetings of stockholders. Eight of the nine individuals serving on our board at the time attended the 2005 annual meeting of stockholders.

Board and Committee Meetings

Our board of directors held 5 meetings, including by telephone conference, during fiscal 2006. The compensation committee of our board of directors held 3 meetings during fiscal 2006. The audit committee of our board of directors held 12 meetings, including by telephone conference, during fiscal 2006. The nominations and corporate governance committee of our board of directors met as part of our regularly scheduled quarterly board meetings during fiscal 2006. All directors attended at least 75% of the meetings of our board of directors and the committees on which they served, if any, during the period that they served on our board of directors or any such committees.

Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominations and corporate governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the Corporate Governance section our website, www.bottomline.com. In addition, a copy of the audit committee charter, as in effect on the date of this proxy statement, is attached as Appendix A.

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm,

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from the registered public accounting firm,

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures,

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics,

•	establishing procedures for the receipt and retention of accounting related complaints and concerns,

•	meeting independently with our registered public accounting firm and management and

•	preparing the audit committee report required by SEC rules (which is included on page 20 of this proxy statement).

Our board of directors has determined that Jeffrey C. Leathe is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

No member of the audit committee is the beneficial owner of more the 10% of our common stock.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation,

•	determining the CEO’s compensation,

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers,

•	making recommendations to the board with respect to incentive compensation and equity-based plans,

•	overseeing and administering our incentive compensation and equity-based plans and

•	reviewing and making recommendations to the board with respect to director compensation.

Nominations and Corporate Governance Committee

The nominations and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members,

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees,

•	developing and recommending to the board corporate governance principles and

•	overseeing the evaluation of the board.

Director Candidates

The process followed by the nominations and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominations and corporate governance committee will apply the criteria attached to the committee’s charter. These criteria include the candidate’s integrity, business acumen, commitment to our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The nominations and corporate governance committee considered all of the criteria referred to above in reaching its decision to recommend to our board of directors that Michael J. Curran be nominated for election as a Class II director at the 2006 annual meeting of stockholders. Our board of directors also considered such criteria in reaching its decision to nominate Mr. Curran for election as a Class II director at the 2006 annual meeting of stockholders.

Stockholders may recommend individuals to the nominations and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to nominations and corporate governance committee, c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Stockholder Proposals for 2007 Annual Meeting.”

Communicating with the Directors

The board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to our board of directors c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, which is located at www.bottomline.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee of the Board of Directors

The audit committee oversees Bottomline’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation of Bottomline’s financial statements and for maintaining an appropriate reporting process, including adequate systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed Bottomline’s audited financial statements for the fiscal year ended June 30, 2006 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements.

The Committee reviewed with Bottomline’s registered public accounting firm (Ernst & Young LLP), who is responsible for expressing an opinion as to the conformity of Bottomline’s audited financial statements with generally accepted accounting principles, the judgments of Ernst & Young as to the quality, not just the acceptability, of Bottomline’s accounting principles and discussed such other matters as are required to be discussed with Ernst & Young under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from management and Bottomline, including the compatibility of non-audit services with its independence.

The committee discussed with Ernst & Young the overall scope and plans for its audits. The committee meets with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of Bottomline’s internal controls, and the overall quality of Bottomline’s financial reporting. The committee held 12 meetings, including by telephone conference, during fiscal year 2006.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Bottomline’s annual report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the Securities and Exchange Commission. The committee and the board of directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Bottomline’s registered public accounting firm for the fiscal year ending June 30, 2007.

By the audit committee of the board of directors of Bottomline Technologies (de), Inc.

Jeffrey C. Leathe, Chairman

Joseph L. Barry, Jr.

James W. Zilinski

Principal Accountant Fees and Services

The following table discloses the fees that Ernst & Young LLP billed us for professional services rendered in each of the last two fiscal years. For fiscal 2006, audit fees include an estimate of amounts not yet billed.

Type of Fee	Fiscal Year Ended June 30, 2006	Fiscal Year Ended June 30, 2005
Audit Fees(1)	$766,289	$818,694
Audit-Related Fees(2)	$219,823	$41,160
Tax Fees(3)	$148,293	$146,360
All Other Fees(4)	$3,500	$3,500

(1)	Represents fees for professional services rendered in connection with the audit of our financial statements and the audit of management’s report on internal control for the fiscal year indicated, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year indicated, and services performed in connection with certain registration statements we filed.
(2)	Represents fees for assurance advisory services related to implementation of accounting standards, financial due diligence, audit services related to the financial statements of businesses we acquired and the audit of our 401(k) plan.
(3)	Represents fees for services related to tax compliance, including the preparation of domestic and international tax returns, and domestic and international tax planning.
(4)	Represents annual fee for access to accounting and financial reporting research tool.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

PROPOSAL II—RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our registered public accounting firm for the current fiscal year, subject to ratification by our stockholders at the annual meeting. If our stockholders do not ratify the selection of Ernst & Young LLP, our audit committee will reconsider the matter. A representative of Ernst & Young LLP, which served as our registered public accounting firm for fiscal 2006, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Ernst & Young LLP is ratified, our audit committee may, in its discretion, select a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interest of Bottomline and our stockholders.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2007 annual meeting of stockholders must be submitted to our principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, no later than June 21, 2007 in order to be considered for inclusion in the proxy statement and proxy card relating to the 2007 annual meeting of stockholders. However, if the date of our 2007 annual meeting is prior to October 17, 2007 or after December 16, 2007, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2007 annual meeting.

If a stockholder wishes to present a proposal at the 2007 annual meeting but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must also give notice of the proposal to our corporate secretary at our principal executive offices. Our amended and restated by-laws require that we be given advance written notice of stockholder nominations regarding election to our board of directors and certain other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy discussed above). We must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2007 annual meeting, which is expected to be November 15, 2007. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board of directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

By order of the Board of Directors,

/s/ DANIEL M. MCGURL
Daniel M. McGurl
Chairman of the Board of Directors

October 19, 2006

Portsmouth, New Hampshire

Appendix A

BOTTOMLINE TECHNOLOGIES (DE), INC.

AUDIT COMMITTEE CHARTER

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the Company’s accounting and financial reporting processes;

•	the audits of the Company’s financial statements;

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications and independence; and

•	the performance and compensation of the Company’s independent registered public accountants.

The Audit Committee shall serve as the focal point for communication between the Board, the independent registered public accountant and management.

B.	Structure and Membership

1.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Audit Committee shall be “independent” as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. The Audit Committee shall consider whether any members of the Audit Committee have relationships with the Company that may create the appearance of a lack of independence, even though such relationships do not technically disqualify the person from being “independent”.

3.	Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.	Selection and Removal. Members of the Audit Committee shall be appointed by the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent registered public accountant, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company and for establishing and maintaining adequate internal control over financial reporting. The independent registered public accountants are responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent registered public accountant’s report.

Oversight of Independent registered public accountants

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the independent registered public accountant. The Audit Committee may, in its discretion, take into account the opinions of management in making such decisions. The Audit Committee may, in its discretion, seek stockholder ratification of the independent registered public accountant appointment.

2.	Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent registered public accountant. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent registered public accountant describing all relationships between the independent registered public accountant and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent registered public accountant concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor. The Audit Committee shall confirm the regular rotation of the lead audit partner and reviewing partner, and confirm that the CEO, CFO, VP-Finance and Controller (or other persons serving in similar capacities) were not employed by the independent registered public accountant, or if employed, did not participate in any capacity in the audit of the Company, in each case, during the one year period preceding the date of initiation of the audit.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent registered public accountant. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent registered public accountant established by the Audit Committee.

4.	Preapproval of Services. The Audit Committee shall preapprove all audit services in accordance with the Audit and Non-Audit Pre-Approval Policy.

5.	Oversight. The independent registered public accountant shall report directly to the Audit Committee and the Audit Committee shall have sole and direct responsibility for overseeing the independent registered public accountant, including resolution of disagreements between Company management and the independent registered public accountant regarding financial accounting and reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, communicate with the independent registered public accountant pursuant to paragraph (k) of Section 10A of the Securities Exchange Act of 1934 regarding:

•	critical accounting policies and practices;

•	alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accountant; and

•	other material written communications between the independent registered public accountant and Company management.

The Audit Committee, in connection with its oversight role, shall also review with the independent registered public accountants, from time to time as appropriate:

(i)	audit problems or difficulties the independent registered public accountant encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent registered public accountant’s activities or on access to requested information and any significant disagreements with management;

(ii)	significant concerns as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material weaknesses in internal control;

(iii)	analyses prepared by management and/or the independent registered public accountant setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(iv)	the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company;

(v)	significant risks and uncertainties with respect to the quality, accuracy or fairness of presentation of the Company’s financial statements;

(vi)	recently disclosed problems with respect to the quality, accuracy or fairness of presentation of the financial statements of companies similarly situated to the Company and recommended actions which might be taken to prevent or mitigate the risk of problems at the Company arising from such matters;

(vii)	any accounting adjustments that were noted or proposed by the auditor but were “waived” (as immaterial or otherwise);

(viii)	accounting for unusual transactions;

(ix)	booked adjustments arising from audits; and

(x)	any recent SEC comments on the Company’s SEC reports, including in particular any unresolved or future-compliance comments.

(xi)	management’s process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, including any significant deficiencies or material weaknesses identified.

(xii)	the characterization of deficiencies in internal control over financial reporting and any differences between management’s assessment of the deficiencies and the independent registered public accountants’. The Committee shall also discuss with management its remediation plan to address internal control deficiencies. The Committee shall determine that the disclosures describing any identified material weaknesses and management’s remediation plans are clear and complete.

Review of Audited Financial Statements

6.	Review of Audit Plan. The Audit Committee shall review and discuss with the Company’s management and independent registered public accountant the Audit Plan for the Company’s Annual Audit.

7.	Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and independent registered public accountant the Company’s audited financial statements prior to filing, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee shall also review and discuss with the Company’s management and independent registered public accountant all significant issues concerning litigation, contingencies, claims or assessments requiring disclosure in the Company’s financial statements. The Audit Committee shall also review management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year and the independent registered public accountants’ report on (1) management’s assessment and (2) the effectiveness of internal control over financial reporting.

8.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

9.	Audit Committee Report. The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

Review of Other Financial Disclosures

10.	Earnings Release and Other Financial Information. The Audit Committee shall review and discuss the Company’s earnings press releases (including any use of “pro forma” or “adjusted” non-GAAP, information), prior to issuance.

11.	Quarterly Financial Statements. The Audit Committee shall discuss with the Company’s management and independent registered public accountant the Company’s quarterly financial statements prior to filing, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Audit Committee shall also review and discuss with the Company’s management and independent registered public accountant all significant issues concerning litigation, contingencies, claims or assessments requiring disclosure in the Company’s Financial Statements.

12.	Independent registered public accountant Review of Interim Financial Statements. The Audit Committee shall direct the independent registered public accountant to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards (AU) §380. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent registered public accountant’s review of interim financial information.

Controls and Procedures

13.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

14.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

15.	Related-Party Transactions. The Audit Committee shall review all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis and all such transactions must be approved by the Audit Committee.

16.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. Periodically, the Audit Committee shall meet separately with: (i) the independent registered public accountant and (ii) Company management. The Audit Committee shall keep such records of its meetings as it shall deem appropriate. The Audit Committee shall confirm that the minutes of its meetings accurately describe the issues considered by the Committee, the process the Committee used to discuss and evaluate such issues and the Committee’s final determination of how to proceed. The minutes should document the Committee’s consideration of issues in a manner that demonstrates that the Committee acted with due care. The Audit Committee shall consider whether the Committee is meeting frequently enough to discharge its responsibilities appropriately.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors. The Audit Committee shall review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, or the performance and independence of the company’s independent registered public accountants.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.	Independent Advisors. The Audit Committee shall have the authority to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

7.	Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Class II Directors

1.	The Board of Directors recommends a vote FOR the election of the listed nominees as Class II directors of the Company for the ensuing three years.

	For	Withhold

01 - Joseph L. Mullen	☐	☐

02 - James W. Zilinski	☐	☐

03 - Michael J. Curran	☐	☐

B	Ratification of the Selection of Registered Public Accounting Firm

2.	The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain

To ratify the selection of Ernst & Young LLP as the Company’s registered public accounting firm for the current fiscal year.	☐	☐	☐

Mark this box with an X if you have left comments below.	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this proxy below.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

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0 1 0 7 6 2	1 U P X	C O Y	+

Proxy - BOTTOMLINE TECHNOLOGIES (de), INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS to be held on November 16, 2006

This Proxy is solicited on behalf of the Board of Directors of Bottomline Technologies (de), Inc. (the “Company”).

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement thereof and revoking all prior proxies, hereby appoints Joseph L. Mullen, Daniel M. McGurl, Robert A. Eberle and John A. Burgess (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, November 16, 2006, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

The shares of common stock of the Company represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by the Company. If no direction is given with respect to any proposal specified herein, this proxy will be voted FOR the proposal. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment thereof.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Please vote, date and sign on reverse side and return promptly in the enclosed postage pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE